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                                                                  Exhibit 99.1
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                      SMITH INTERNATIONAL, INC. ANNOUNCES
                    MANAGEMENT APPOINTMENTS AND ACQUISITION

         HOUSTON, June 1 /PRNewswire/ -- Smith International, Inc. (NYSE, PSX:SII) (Smith) today announced it had acquired the oilfield supply and distribution operations, excluding the Oilfield Country Tubular Goods (OCTG) business, of CONEMSCO, Inc. (CE). In addition, Smith acquired approximately
8.6 million shares of common stock of CE Franklin Ltd., owned by CE. CE Franklin Ltd. is a public company quoted on the American Stock Exchange (CFK) and the Toronto Stock Exchange (CFT), and is principally engaged in the supply and distribution of materials to the oil and gas industry in Canada. The transaction closed effective May 28, 1999.

         Smith also announced that it had signed a letter of intent with Sooner, Inc. to sell to Sooner the OCTG business of Smith's Wilson unit. The transaction is subject to completion of a definitive agreement and is expected to close by June 9, 1999.

         Doug Rock, Chairman and CEO, stated, "The CE distribution operations will be combined with our Wilson business unit to form a leading oilfield and industrial distribution business."

         Smith further announced the appointment of John Kennedy as President and Chief Executive Officer of the combined businesses (Wilson) effective immediately. Previously John was Senior Vice President and Chief Financial Officer of Smith.

         John Kennedy stated, "This is an exciting opportunity for the employees of both Wilson and CE. The combination of two first class organizations will benefit our customers through increased product range and improved service capability. The economies of scale will enable us to benefit from the advances in information technology which are reshaping supply chain management."

         Smith announces the appointment of Margaret Dorman as Senior Vice President and Chief Financial Officer. Margaret joined the company in 1995 and previously served as Vice President and Controller of Smith. Prior to joining the company, she was Corporate Controller of Landmark Graphics Corporation and a Senior Manager with Ernst & Young. Margaret obtained her B.A. in Economics and Business from Hendrix College and has spent the majority of her career in the oilfield services industry.

         Doug Rock stated, "Margaret is a key member of our financial team. She has skillfully managed Smith's growth over the past several years."

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         Smith International, Inc. is a leading worldwide supplier of premium products and services to the oil and gas exploration, production and petrochemical industries through its five principal business units -- M-I Fluids, M-I SWACO, Smith Bits, Smith Drilling & Completions and Wilson.